Exhibit 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations	Flow Media Relations
Geoffrey Buscher	Lisa Brandli
253-813-3286	425-653-1237
investors@flowcorp.com	lbrandli@flowcorp.com
FLOW EXECUTES DEFINITIVE AGREEMENT IN OMAX MERGER
Kent, WA – September 10, 2008 – Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced that it has executed a definitive agreement to merge with OMAX Corporation, a Kent, WA-based privately held provider of precision-engineered, computer-controlled, abrasive waterjet systems. Flow first announced its intent to merge with OMAX in December 2007. The companies will now work to complete the transaction and plan for the integration of the two companies. The transaction is expected to close during the current calendar year.
“Waterjet technology is experiencing rapid growth and acceptance as a leading manufacturing process, and this merger places us in a position to build upon and sustain our leadership positions into the future”, said Charley Brown, President and CEO of Flow. “We remain tremendously excited about adding the strengths of the OMAX team to those of our own, and we are committed to promoting the power of both the Flow and OMAX brands along with their respective distribution and sales channels. Both have tremendous brand loyalty and we are dedicated to the preservation of both.”
Dr. John Cheung, Chairman of OMAX, commented, “I am pleased with the value and benefit that this partnership offers our customers, distribution channel and employees. The merger of the two companies will strengthen our strategic position in the global waterjet market.”
Both companies believe that the merger will bring substantial value to a combined customer base by bringing together the top two industry leaders to create a powerful and innovative waterjet partnership. Together as a single company, a combined Flow-OMAX will:

-	Strengthen the position of both firms to provide superior products, service and support;

-	Broaden the capabilities for R&D and Product Development to advance waterjet technology;

-	Provide the market a broader product range to reach more customers as waterjet applications experience explosive growth; and
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PRESS RELEASE

-	Expand the already substantial global reach of both companies.
Under the terms of the definitive agreement, Flow will pay $75 million at closing (including $6 million already paid in connection with the exclusive option agreement executed in December 2007 and $3 million paid at the signing of the definitive agreement) and will issue 3,750,000 shares of Flow stock to OMAX shareholders. OMAX shareholders will also receive up to an additional 1,733,334 shares of Flow stock or the equivalent in cash at Flow’s option, two years after the closing if Flow stock reaches certain price targets. The agreement calls for an adjustment of the upfront consideration if Flow’s average stock price prior to closing is below a certain price. The original agreement has been amended to lower the price from $9 to $8 per share. The definitive agreement also includes standard representations, warranties and covenants, including an escrow for indemnification purposes.
As previously disclosed, Flow has entered into a consent decree with the Federal Trade Commission allowing it to proceed with the merger.
ABOUT FLOW INTERNATIONAL
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the timing of closing the transaction, the position of the companies in the market, and the expectations for the combined company.. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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INNOVATION | EXPERTISE | COMMITMENT